Exhibit 10.1

INDEPENDENT CONTRACTOR CONSULTING SERVICES AGREEMENT

THIS INDEPENDENT CONTRACTOR CONSULTING SERVICES AGREEMENT (“Agreement”), is entered into as of February 12, 2026, by and between Limoneira Company, a Delaware corporation (the “Company”), and Mark Palamountain (“Contractor”) (each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Company desires to retain Contractor, and Contractor desires to provide the Services (as defined below) upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other valuable consideration, it is agreed to by and between the Parties as follows:

1.	Term of Agreement. Subject to the terms and conditions set forth in this Agreement, the Company agrees to engage Contractor, and Contractor hereby accepts such engagement as an independent contractor to provide services to the Company as described in paragraph 2. This Agreement and Contractor’s engagement shall be for the period commencing on February 16, 2026 (the “Commencement Date”) for a three-month continuous period (the “Consulting Period”), or until terminated in accordance with the terms of this Agreement. At the expiration of the Consulting Period, the Company and Contractor may elect to extend the engagement only upon written mutual agreement.

2.	Services. Contractor agrees that Contractor will provide strategic, financial, and transactional advisory consulting services to the Company as further detailed on Exhibit A (collectively, the “Services”). Contractor shall have the discretion to determine the means and manner in which the Services are provided, including the time or place of such performance. The Company reserves the right to establish events, deadlines, and pricing related to the Services. Contractor agrees to devote sufficient time, attention, skill, and energy exclusively to the performance of the Services.

3.	Fees; Payments to Contractor. For the Services rendered under this Agreement during the Consulting Period, the Company will remit payment to Contractor as follows:

(a)	The Company shall pay Contractor a monthly fee of $18,750 (the “Consulting Fee”) in arrears during the Consulting Period commencing on March 1, 2026. The Consulting Fee shall be prorated for any partial calendar month during the Consulting Period.

(b)	Subject to satisfaction of the conditions set forth in Exhibit B, as determined in the discretion of the Company’s Board of Directors, the Company shall pay Contractor up to an aggregate $200,000 in additional compensation upon the achievement of such conditions.

All compensation and payments to Contractor from the Company contemplated by this paragraph 3 are collectively referred to as “Payment.”

4.	Independent Contractor Status.

(a)	Independent Contractor Status Generally. Contractor and any agents thereof shall be and remain an independent contractor of the Company with respect to all services performed hereunder.

(b)	Assumption of Risk. For purposes of U.S. federal and state income taxes, Contractor assumes all risks attendant to Contractor’s status under paragraph 4(a) and agrees to and does hereby accept full and exclusive liability for the payment of any and all contributions or taxes for social security, workers’ compensation insurance, unemployment insurance, or benefits, pension, or annuities, now or hereafter imposed under U.S. city, state or federal law or regulation, which are measured by the wages, Payment or on work performed under the terms of this Agreement, and further agrees to obey lawful rules and regulations and to meet all lawful requirements which are now, or hereafter, may be issued or promulgated under said respective laws by any U.S. local, state or federal official; and Contractor also agrees to indemnify and save harmless the Company from such contributions or taxes or liability therefor.

(c)	Tax Forms; Information reporting; and Withholding. Prior to commencing services hereunder, Contractor shall provide the Company with a duly executed IRS Form W-9. Contractor acknowledges that the Company may report any compensation paid to Contractor pursuant to this Agreement to the IRS on Form 1099-Misc, if required; and the Company may also report such compensation to any other taxing authorities as required by law. If any governmental authority shall impose any withholding tax on any payment due by the Company hereunder and shall require such tax to be deducted from such payment, then the Company shall be authorized to deduct from such payment the applicable tax and shall pay the tax so deducted to the proper governmental authority. Any tax so withheld shall be treated for all purposes of this Agreement as having been paid to Contractor.

(d)	No Other Compensation. Contractor specifically agrees that Contractor shall not be entitled to any compensation other than the foregoing compensation in paragraph 3. Contractor shall be solely responsible for the costs associated with Contractor’s expenses, insurance, licenses, payroll, office expenses, phone, computer, and overhead. Contractor acknowledges and agrees that neither Contractor, nor any employee or other agent of Contractor, nor their dependents, shall be entitled to payments or other benefits provided under any employee benefit plans, arrangements, or policies, whether written or unwritten, sponsored or maintained by the Company, any affiliate of the Company, or any other person, including but not limited to pension, profit sharing or other retirement plans, health plans, or policies, life insurance, workers compensation, disability insurance, paid vacation, sick leave or other leave, premium “overtime” pay, and the like, and the foregoing provisions of this paragraph shall apply notwithstanding anything to the contrary contained in the terms of any employee benefits plan, policy, or arrangement. Contractor further acknowledges and agrees that the foregoing provisions of this paragraph are not premised upon the status of Contractor as an “independent contractor” under any law, and that the foregoing provisions of this paragraph shall apply notwithstanding any subsequent determination by any court, governmental agency, or any other person that any agent of Contractor is appropriately classified as an employee of the Company, any affiliate of the Company, or any other person.

(e)	No Agency, Partnership, or Employment Relationship. The Company does not appoint Contractor as the Company’s agent and does not recognize Contractor as the Company’s agent, and nothing in this Agreement shall be construed as either expressly or impliedly authorizing Contractor or any of Contractor’s employees or agents to act as an agent or legal representative of the Company. The Company will approve all decisions and recommendations related to the Services and Contractor shall not convey any decisions or recommendations to a customer. Nothing in this Agreement shall create, or be deemed to create, a partnership or employment relationship between the Parties and neither Party shall have any right to make any representations or enter into any binding agreements on behalf of the other save as expressly set out in this Agreement. Nothing in this Agreement shall be construed: (a) to give either Party the right or power to direct or control the daily activities of the other Party; (b) to constitute the Parties as principal and agent, employer and employee, partners, joint ventures, co-owners or otherwise as participants in a joint undertaking; or (c) to allow either Party to: (i) create or assume any obligation on behalf of the other Party for any purpose whatsoever; or (ii) represent to any person that such Party has any right or power to enter into any binding obligation on the other Party's behalf. The Parties intend that Contractor shall have sole discretion to carry out Contractor’s duties under this Agreement at any time and in any manner as he shall deem appropriate.

(f)	Other Work by Contractor. During the Consulting Period, the Contractor may perform services for other entities so long as those services do not involve the use of or reliance upon Company property or information, including as addressed in paragraphs 5-7.

5.	The Company’s Property. All documents, records, memoranda, notes, computers, computer software, and other information made or prepared for the Company by or on behalf of the Contractor or others at the Company will be the property of the Company. Such property will be delivered on request to the Company by Contractor at any time, and in any event, upon termination of the Consulting Period. Upon termination of Contractor’s services for any reason, Contractor shall deliver to the Company copies of any documents or records in Contractor’s possession relating in any manner to any business or activities of the Company or its affiliates.

6.	Confidentiality.

(a)	During the Consulting Period and thereafter, Contractor shall hold in the strictest confidence and shall not disclose or use (except as needed in the performance of Services for the Company, for the benefit of the Company during the Consulting Period) any Confidential Information for so long as such information remains Confidential Information, as applicable. “Confidential Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and/or its clients, vendors, suppliers, partners, affiliates, strategic allies, subsidiaries, or other parties with whom Company has a business relationship, whether written, oral, electronic or otherwise. Confidential Information shall include, without limitation, the Company’s: trade secrets, methods of operation, names of customers, price lists, financial information and projections, personnel or employee data, research and development, business processes, techniques, data, and know-how, software programs, contract terms and pricing methods of products and services, sales, advertising, and marketing plans and strategies, internal costing information, supplier and/or customer information, internal marketing information, strategic or other business plans, specialized training materials, and similar information; provided, however, that such term shall not mean data or information that (x) has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Contractor without authorization from the Company, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(b)	Nothing in this paragraph 6 prohibits Contractor from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Contractor does not need the prior authorization of the Company to make any such reports or disclosures and Contractor is not required to notify the Company that Contractor has made such reports or disclosures. Furthermore, nothing in this Agreement shall be interpreted to have the purpose or effect of concealing factual information relating to conduct the Contractor reasonably believes to be illegal discrimination, retaliation, harassment or assault. The federal Defend Trade Secrets Act of 2016 immunizes Contractor against criminal and civil liability under federal or state trade secret laws – under certain circumstances – if Contractor discloses a trade secret for the purpose of reporting a suspected violation of law. Immunity is available if Contractor discloses a trade secret in either of these two circumstances: (1) discloses the trade secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, and (c) solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a legal proceeding, Contractor discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public).

7.	Intellectual Property Rights.

(a)	The Company is and will be the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement (collectively, the “Deliverables”) and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services or other work performed in connection with the Services or this Agreement (collectively, and including the Deliverables, “Work Product”) including all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively, “Intellectual Property Rights”) therein. Contractor hereby irrevocably assigns to the Company, for no additional consideration, Contractor’s entire right, title, and interest throughout the world in and to the Work Product, including all Intellectual Property Rights therein, including the right to sue for past, present, and future infringement, misappropriation, or dilution thereof. The Company will have the exclusive right to apply for patents, at its sole expense, for any invention that Contractor participates in the creation of as part of the Services; however, if Contractor participates in the creation of the invention he will be listed as a co-inventor on the patent application.

(b)	To the extent any copyrights are assigned under this paragraph 7(b), Contractor hereby irrevocably waives in favor of the Company, to the extent permitted by applicable law, any and all claims Contractor may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in relation to all Work Product to which the assigned copyrights apply.

(c)	Contractor shall make full and prompt written disclosure to the Company of any inventions or processes, as such terms are defined in 35 U.S.C. § 100, that constitute Work Product, whether or not such inventions or processes are patentable or protected as trade secrets. Contractor shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of the Company. Any patent application for or application for registration of any Intellectual Property Rights in any Work Product that Contractor may file during the Consulting Period or within one year thereafter will belong to the Company, and Contractor hereby assigns to the Company, for no additional consideration, Contractor’s entire right, title, and interest in and to such application, all Intellectual Property Rights disclosed or claimed therein, and any patent or registration issuing or resulting therefrom.

(d)	Upon the reasonable request of the Company, during and after the Consulting Period, Contractor shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, and provide such further cooperation, as may be reasonably necessary to assist the Company to apply for, prosecute, register, maintain, perfect, record, or enforce its rights in any Work Product and all Intellectual Property Rights therein. In the event the Company is unable, after reasonable effort, to obtain Contractor’s signature on any such documents, Contractor hereby irrevocably designates and appoints the Company as Contractor’s agent and attorney-in-fact, to act for and on Contractor’s behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Work Product with the same legal force and effect as if Contractor had executed them. Contractor agrees that this power of attorney is coupled with an interest.

(e)	As between Contractor and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to Contractor by the Company (“Company Materials”), including all Intellectual Property Rights therein. Contractor has no right or license to reproduce or use any Company Materials except solely during the Consulting Period to the extent necessary to perform Contractor’s obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. Contractor has no right or license to use the Company’s trademarks, service marks, trade names, logos, symbols, or brand names.

8.	Third Party Rights. Contractor acknowledges and agrees that performance under the terms of this Agreement and as a consultant of Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Contractor and its employees or representatives from other parties. Contractor shall not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any other person or entity. Contractor is not a party to any other agreement which will interfere with Contractor’s full compliance with this Agreement.

9.	Termination.

(a)	This Agreement will terminate upon the expiration of the Consulting Period unless extended as set forth in paragraph 1. In addition, either Party may terminate this Agreement earlier upon thirty (30) days written notice. In the event of termination of this Agreement before expiration of the Consulting Period, the Company shall pay Contractor any portion of Payment then earned, due, and payable, and Contractor shall not be entitled to any claim against the Company for any additional compensation or damages in the event of any such termination.

(b)	Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, Contractor shall promptly:

(i)	deliver to the Company all tangible documents and materials (and any copies) belonging to the Company, including records containing, reflecting, incorporating, or based on Confidential Information;

(ii)	permanently erase all of the Company’s property and Confidential Information from Contractor’s computer systems/devices; and

(iii)	certify in writing to the Company that Contractor has complied with the requirements of this paragraph.

10.	Representations and Warranties.

(a)	Contractor represents and warrants to the Company that:

(i)	Contractor has the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of its obligations in this Agreement;

(ii)	Contractor has the required skill, experience, and qualifications to perform the Services, and Contractor shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and Contractor shall devote sufficient time, skill, energy, and other resources to ensure that the Services are performed in a timely and reliable manner;

(iii)	Contractor shall perform the Services in compliance with all applicable federal, state and local laws and regulations; and

(iv)	the execution of this Agreement has been duly authorized by all necessary action.

(b)	The Company hereby represents and warrants to Contractor that:

(i)	it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and

(ii)	the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary action.

11.	Notices. All notices by either Party to the other Party will be in writing at the following addresses:

To Company:

Limoneira Company

1141 Cummings Road

Santa Paula, CA 93060

To Contractor:

[***]

12.	Miscellaneous Provisions.

(a)	This Agreement will be governed by the laws of the State of Delaware and without regard to principles of conflicts of law. Any disputes arising under or relating to the Agreement or Services hereunder shall be adjudicated in the state or federal courts located in New Castle County, Delaware and the Parties expressly consent to the jurisdiction of such courts.

(b)	This Agreement will be binding upon and inure to the benefit of the Company and Contractor, and to their respective legal representatives, heirs, personal representatives and permitted successors and/or assigns, as applicable. The Company has specifically contracted for Contractor’s Services, and Contractor shall not assign or delegate Contractor’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. The Company shall have the right to assign its rights and obligations under this Agreement to an affiliate or to any person or entity that succeeds to all or substantially all of the Company’s business to which this Agreement relates, whether by merger, acquisition, sale of substantially all of the assets or by any other means.

(c)	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any prior agreements or understandings, whether oral or written, between the Parties with respect to the subject matter thereof. Except as otherwise provided herein with respect to termination, this Agreement may not be modified or amended orally or by any course of conduct or usage of trade but only by an agreement in writing duly executed by the Parties to be changed thereby. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other provision or any subsequent breach.

(d)	The pertinent provisions of paragraphs 4-12 hereof shall survive the termination of this Agreement.

(e)	If any article, paragraph, portion, subparagraph, or sub-portion of this Agreement will be determined to be unenforceable or invalid, it will not affect the remainder of this Agreement, which will be and remain binding and effective as against all Parties.

(f)	The Parties agree that this Agreement shall not be interpreted against either Party as a result of the identity of the drafter.

(g)	This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy, and all of which together shall constitute one agreement binding on all Parties hereto, notwithstanding that all Parties shall not have signed the same counterpart. This Agreement may be delivered by facsimile machine copy or scanned PDF copy of an original signature, and such copy shall constitute an original for all purposes.

(h)	Except as expressly set forth herein, a person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. Except as expressly set forth herein, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of the terms of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed on the dates indicated below on behalf of Limoneira and by the Contractor effective as of the day and year first above written.

LIMONEIRA COMPANY

By:	/s/ Harold S. Edwards

Print Name:	Harold S. Edwards

Title:	Chief Executive Officer

Date:	February 12, 2026

CONTRACTOR

By:	/s/ Mark Palamountain

Print Name:	Mark Palamountain

Date:	February 12, 2026

[Signature Page to Consulting Services Agreement]